    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2001
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             PEREGRINE SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                95-3773312
      (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                IDENTIFICATION NUMBER)

                            3611 VALLEY CENTRE DRIVE
                               SAN DIEGO, CA 92130
                                 (858) 481-5000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ----------------

                                 ERIC P. DELLER
                       VICE PRESIDENT AND GENERAL COUNSEL
                            3611 VALLEY CENTRE DRIVE
                               SAN DIEGO, CA 92130
                                 (858) 481-5000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ----------------

                                   COPIES TO:
                                DOUGLAS H. COLLOM
                              MICHAEL A. OCCHIOLINI
                               ROBERT F. KORNEGAY
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                                   CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                          PROPOSED              PROPOSED
                                                                      MAXIMUM OFFERING      MAXIMUM OFFERING         AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED             PRICE (1) (2)         PRICE PER UNIT       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..................................             --                    --                    --
----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, $0.001 par value...............................             --                    --                    --
----------------------------------------------------------------------------------------------------------------------------------
Depositary Shares...............................................             --                    --                    --
----------------------------------------------------------------------------------------------------------------------------------
Debt Securities.................................................             --                    --                    --
----------------------------------------------------------------------------------------------------------------------------------
Warrants(3).....................................................             --                    --                    --
----------------------------------------------------------------------------------------------------------------------------------
Total(4)........................................................        $250,000,000              100% (4)            $62,500
==================================================================================================================================

(1) Or (i) if any debt securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any debt securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Exclusive of accrued interest, if any, on the debt securities.

(3) Includes warrants to purchase common stock, warrants to purchase preferred stock, and warrants to purchase debt securities.

(4) The proposed maximum offering price per unit will be determined by us in connection with the issuance of the securities.


                                ----------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2001

   PROSPECTUS


                                  $250,000,000


                             PEREGRINE SYSTEMS, INC.


                       BY THIS PROSPECTUS, WE MAY OFFER --


                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                 DEBT SECURITIES
                                    WARRANTS

                                ----------------

             SEE "RISK FACTORS" ON PAGE 4 FOR INFORMATION YOU SHOULD
                     CONSIDER BEFORE BUYING THE SECURITIES.

                                ----------------

Our common stock is listed on the Nasdaq National Market under the symbol "PRGN." On November 1, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $15.34 per share.

                                ----------------

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                                ----------------

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

                                ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                      This prospectus is dated _____, 200_

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                          ------
SUMMARY.......................................................................1
RISK FACTORS..................................................................4
USE OF PROCEEDS..............................................................20
EARNINGS AVAILABLE TO COVER FIXED CHARGES....................................20
DESCRIPTION OF THE DEBT SECURITIES...........................................21
DESCRIPTION OF COMMON STOCK..................................................31
DESCRIPTION OF PREFERRED STOCK...............................................33
DESCRIPTION OF THE DEPOSITARY SHARES.........................................34
DESCRIPTION OF THE WARRANTS..................................................38
PLAN OF DISTRIBUTION.........................................................41
LEGAL MATTERS................................................................43
INDEPENDENT PUBLIC ACCOUNTANTS...............................................43
WHERE YOU CAN FIND MORE INFORMATION..........................................44

Unless stated otherwise, references in this prospectus to "Peregrine," "we," "us," or "our" refer to Peregrine Systems, Inc., a Delaware corporation, and its subsidiaries.

Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                ----------------

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important facts that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including statements under the caption "Risk Factors." Please review these risk factors carefully. In addition, please review the sections captioned "Factors That May Affect Future Results" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended March 31, 2001, our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001 and the similarly captioned sections of our future 10-K and 10-Q filings. In connection with forward-looking statements that appear in these disclosures, you should carefully consider the factors set forth in this prospectus under "Risk Factors," beginning on page 4, and under the caption "Factors That May Affect Future Results" in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our current and any subsequent annual or quarterly reports we file with the SEC.

                                ----------------

                                     SUMMARY

         This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

PEREGRINE SYSTEMS, INC.

         We are a leading provider of software and services that are designed to reduce the frictional cost of doing business for our clients' organizations. Our infrastructure resource management, employee relationship management, and e-commerce products and services permit businesses to eliminate points of friction in their business processes and improve their returns on capital with respect to investments in infrastructure and electronic business assets. Our solutions are intended to make our customers more competitive in their markets by removing the friction points associated with three primary business processes:

         - life cycle management of infrastructure assets, from the point of procurement through deployment, use, maintenance, change, and ultimately disposition;

         - employee procurement of the infrastructure required to do their jobs, including e-procurement, employee self-service, knowledge access, and reservation of shared assets, such as conference rooms and office space in remote locations; and

         - e-transaction management, which eliminates friction points among buyers, suppliers, and market places as our customers attempt to transact business through a global web of connected trading partners.

         Until recently, we were organized into distinct business units based on the products and services we offer. One unit focused on sales and marketing of our infrastructure management solutions while another focused on our e-markets solutions. A third group, referred to as our integrated solutions group, focused on integrating our sales efforts for both our product families to large enterprise customers.

         In October 2001, we announced that we would immediately integrate these divisions and restructure our business with a functional, rather than product, orientation. Through this organization, we intend to combine our product development teams and sales forces, which were previously focused on specific product lines, in an effort to improve operational efficiencies and cross-sell our products. The infrastructure management and e-markets product development groups will be combined into one solutions group, responsible for all our product development and marketing activities. Our separate infrastructure management and e-markets sales forces will be combined into a new customer relationships group, responsible for customer sales and service. The customer relationships group will also manage our strategic relationships with alliance partners and other distributors.

         We also announced in October 2001, the introduction of XANADU, an information technology asset management appliance. XANADU will be targeted at small to medium-sized enterprises and will offer asset discovery and tracking, employee self-service, and help desk functionality. We will provide the software for

XANADU, which will be installed on network servers marketed and sold by distribution partners. We are currently negotiating agreements with potential distribution partners in the United States and Europe.

         We were incorporated in California in 1981 and reincorporated in Delaware in 1994. Our principal executive offices are located at 3611 Valley Centre Drive, San Diego, California 92130, and our telephone number is (858) 481-5000.

THE SECURITIES WE MAY OFFER

         We may offer up to $250,000,000 of common stock, preferred stock, depositary shares, debt securities, and warrants. A prospectus supplement, which we will provide to you each time we offer securities, will describe the specific amounts, prices, and terms of these securities.

         We may sell the securities to or through underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers, or agents involved in the sale of the securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

DEBT SECURITIES

         We may offer secured or unsecured obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities." The senior unsecured debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated to be not senior to, or to have the same rank as, or to be expressly junior to the subordinated debt securities.

         The senior and subordinated debt securities will be issued under separate indentures between us and a trustee. We have summarized the general features of the debt securities from the indentures. These indentures have been filed as exhibits to the registration statement (No. 333-_____) that we have filed with the Securities and Exchange Commission (this prospectus being a part of that registration statement). We encourage you to read these indentures. Instructions on how you can get copies of these documents are provided below under the heading "Where You Can Find More Information."

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

         - Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving our company.

         - The indentures allow us to merge or to consolidate with another U.S. entity or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. entity, as long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and obligations, except in the case of a lease.

         - The indentures provide that holders of a majority of the total principal amount of the debt outstanding in any series may request in writing that we enter into a supplemental indenture with the trustee to change certain of our obligations or your rights concerning the debt. But to change the payment of principal, interest, or adversely effect the right to convert or certain other matters, every holder in that series must consent.

         - We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

EVENTS OF DEFAULT

         Each of the following is an event of default under the indentures:

         -        Principal not paid when due;

         -        Sinking fund payment not made when due;

         -        Failure to pay interest for 30 days;

         -        Covenants not performed for 90 days after notice; and

         -        Bankruptcy, insolvency or reorganization of Peregrine.

         A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

REMEDIES

         Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of a majority of the principal amount outstanding in a series may declare the outstanding principal immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action.

SUBORDINATION

         The subordinated indenture provides that the subordinated debt securities will be subordinated to all senior debt.

COMMON STOCK

         We may offer our common stock, par value $0.001 per share. Common stock holders are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

PREFERRED STOCK AND DEPOSITARY SHARES

         We may issue preferred stock in one or more series and will determine the dividend, voting, and conversion rights and other provisions at the time of sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

WARRANTS

         We may issue warrants for the purchase of debt securities, preferred stock, or common stock.

                                  RISK FACTORS

         BEFORE YOU INVEST IN ANY OF OUR SECURITIES, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN THE PROSPECTUS SUPPLEMENT, BEFORE YOU DECIDE WHETHER TO PURCHASE ANY OF OUR SECURITIES. THE RISKS SET OUT BELOW ARE NOT THE ONLY RISKS WE FACE.

         IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR SECURITIES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE A HISTORY OF LOSSES, EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE, AND CANNOT ASSURE THAT WE WILL BE PROFITABLE IN THE FUTURE ON AN OPERATING BASIS OR OTHERWISE.

         We have incurred substantial losses in recent years, and predicting our future operating results is difficult. If we continue to incur losses, if our revenues decline or grow at a slower rate, or if our expenses increase without commensurate increases in revenues, our operating results will suffer and the price of our common stock may fall. Through September 30, 2001, we had recorded cumulative net losses of approximately $1.5 billion, principally as a result of acquisition costs related to acquisitions completed since late 1997. We have incurred, and expect to continue to incur, substantial expenses associated with acquisition related costs. The amortization of goodwill and other intangible costs will result in our continuing to incur net losses for the foreseeable future, which could lead to a dramatic decline in our stock price.

OUR REVENUES ARE NOT PREDICTABLE AND VARY SIGNIFICANTLY FROM QUARTER-TO-QUARTER FOR NUMEROUS REASONS BEYOND OUR CONTROL. QUARTER-TO-QUARTER VARIATIONS COULD RESULT IN A SUBSTANTIAL DECREASE IN OUR STOCK PRICE IF OUR REVENUES OR OPERATING RESULTS ARE LESS THAN MARKET ANALYSTS ANTICIPATE.

         Our revenues or operating results in a given quarter could be substantially less than anticipated by market analysts, which could result in a substantial decline in our stock price. In addition, quarter-to-quarter variations could create uncertainty about the direction or progress of our business, which could also result in a decline in the price of our common stock. Our revenues and operating results will vary from quarter to quarter for many reasons beyond our control, including those described in this section. As a result, our quarterly revenues and operating results are not predictable with any significant degree of accuracy. In addition, we do not believe historical revenue growth rates are sustainable in the future or indicative of future growth rates. If our revenue growth rates slow or our revenues decline, our operating results could be seriously impaired because many of our expenses are fixed and cannot be easily or quickly changed, which could lead to a dramatic decline in our stock price.

OUR REVENUE GROWTH IS INCREASINGLY DEPENDENT ON A SMALL NUMBER OF LARGE LICENSE TRANSACTIONS.

         Our revenues in a given quarter could be adversely affected if we are unable to complete one or more large license agreements, if the completion of a large license agreement is delayed, or if the contract terms were to prevent us from recognizing revenue during that quarter.

         Our revenue growth in recent periods has been attributable in part to an increase in the number of large license transactions sold to a limited number of large, enterprise customers during a given period. We expect our reliance on these types of transactions to continue for the foreseeable future. If we are unable to complete one or more large license transactions by the end of a particular quarter, our revenues and operating results could be materially below the expectations of market analysts, and our stock price could fall. For example, in the second quarter of fiscal 2002, our revenues and operating results were less than expected by market analysts because a number of our large license customers cancelled or deferred purchases as a result of business uncertainty created by the September 11 terrorist attacks in New York and Washington, which exacerbated an already weak environment for information technology spending. Our dependence on a few relatively large license transactions could continue to have an adverse effect on our quarterly revenues, revenue growth rates, or operating results in future quarters if the slow-down in technology investment continues as a result of economic or political factors.

         In addition, when negotiating large software licenses, many customers time their negotiations near quarter-end in an effort to improve their ability to negotiate more favorable pricing terms. As a result, we recognize a substantial portion of our revenues in the last month or weeks of a quarter, and license revenues in a given quarter depend substantially on orders booked during the last month or weeks of a quarter. If we are unable to complete a sufficient number of license agreements during this short and intense sales period, our revenues could be substantially below the expectations of market analysts, and our stock price could decline.

OUR QUARTERLY AND ANNUAL REVENUE AND REVENUE GROWTH RATES MAY BE AFFECTED IF OUR DISTRIBUTION PARTNERS ARE UNSUCCESSFUL IN SELLING OUR PRODUCTS OR IF WE ARE UNSUCCESSFUL IN ADDING NEW DISTRIBUTION PARTNERS.

         Many of our transactions are sourced, developed, and closed through our strategic and distribution partners, including resellers and system integrators. We believe that these transaction partners are extremely important influencers of customer purchase decisions, particularly purchase decisions by large, enterprise customers. If the number or size of our partner-sourced or partner-influenced transactions were to decrease for any reason, our revenue growth rates and operating results would be materially and adversely affected. If our sales through these indirect channels, or to new distributors, resellers, or strategic partners, were to decrease in a given quarter, our total revenues and operating results could be harmed. Sales through indirect channels, including distributors, third party resellers, and system integrators, represent a significant percentage of our total sales, and this percentage has increased in recent periods. We expect this trend to continue in the future. As a result, we could experience a shortfall in our revenues, or a substantial decline in our rate of revenue growth, if sales through these channels were to decrease or were to increase at a slower rate than recently experienced. We have less ability to manage sales through indirect channels, relative to direct sales, and less visibility about our distribution partners' success in selling our products. In addition, many of our distribution arrangements are non-exclusive, and these distributors may carry competing products. As a result, we could experience unforeseen variability in our revenues and operating results for a number of reasons, including the following: inability of our distribution partners to sell our products; a decision by our distribution partners to favor competing products; or an inability of our distribution partners to manage the timing of their purchases from us against their sales to end-users, resulting in inventories of unsold licenses held by distribution partners.

OUR QUARTERLY AND ANNUAL REVENUES AND REVENUE GROWTH RATES ARE DEPENDENT ON THE BUDGETING CYCLES AND INVESTMENT CYCLES OF OUR CUSTOMERS.

         Our quarter-to-quarter revenues will depend on customer budgeting cycles. If customers change their budgeting cycles, or reduce their capital spending on technology, our revenues could decline. Many analysts predict substantially slower growth rates for, and potential reductions in, information technology capital investment in 2001 and potentially continuing in 2002 and 2003. Moreover, many software companies, including Peregrine, have experienced increasing reluctance by customers to make substantial investments in new technologies. In our second quarter of fiscal 2002, economic and political uncertainty resulting from the September 11 terrorist attacks resulted in even greater reluctance by customers to make large investments in our products. To the extent these trends continue, we expect our quarterly revenues and operating results could be adversely affected.

         Moreover, during this downturn, we have been highly dependent on our SERVICECENTER, ASSETCENTER, and FACILITYCENTER product lines to maintain our revenue growth rates, and we expect our dependence on these product lines to continue. If the capital investment downturn continues or worsens, we may experience reduced demand for these core products as well, which could have a material and adverse effect on our revenues, operating results, financial condition, and stock price. Most software companies, including Peregrine, currently have very limited visibility with respect to their near term quarters and are having difficulty predicting their revenues and operating results during these periods.

THE RECENT TERRORIST ATTACKS IN NEW YORK AND WASHINGTON COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION.

         The September 11, 2001 terrorist attacks in New York City and Washington, D.C. could have an adverse effect on our revenues, results of operations, and financial condition. Throughout 2001, capital investment by businesses, particularly capital investment in technology, has experienced substantial weakness. Economic and political uncertainty resulting from the attacks could result in further declines in new technology investments. Some analysts have predicted that revenues of application software companies could be particularly weak in the periods following the attacks, and our revenue and operating results in our second quarter of fiscal 2002 were adversely affected by the attacks. We do not know what continuing effect the September attacks, any new attacks, or the war in Afghanistan could have on our business, revenues, or results of operations. If businesses decide to defer or cancel purchases of new software, our revenues will be adversely affected, which would have an adverse effect on our results of operations and could have an adverse effect on our financial condition.

OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY CHANGES IN PRODUCT MIX AND OTHER FACTORS, INCLUDING FACTORS RELATED TO THE MACROECONOMIC ENVIRONMENT AND COMPETITIVE FACTORS IN OUR MARKETS.

         Changes in our product mix could adversely affect our operating results because some products provide higher margins than others. For example, margins on software licenses tend to be higher than margins on maintenance and services. Cancellations of licenses, subscriptions, or maintenance contracts could reduce our revenues and could adversely affect our operating results. Our operating margins were adversely affected by the shortfall in license revenues that occurred in our second quarter of fiscal 2002, and we would expect an adverse effect on our margins if our license revenues continue to fall short of current expectations.

         Our maintenance contracts with customers terminate on an annual basis. Substantial cancellations of maintenance or subscription agreements, or a substantial failure to renew these contracts, would reduce our revenues and impact our operating results. Other factors, including indirect factors resulting from the macroeconomic climate, could also have an adverse effect on our operating results in a given quarter or over several quarterly periods. For example, in the current economic environment, we have experienced increased demand from some customers for customer financing, including loan financing, and leasing solutions. We expect this demand for customer financing to continue, and we have engaged in customer financing where we believe it is a competitive factor in obtaining business. Although we have programs in place to monitor and mitigate the associated risks, there can be no assurance that such programs will be effective in reducing related credit risk. We have experienced losses due to customers' failing to meet their obligations. Future losses, if incurred, could harm our business and have a material adverse effect on our operating results and financial condition.

THE LONG SALES CYCLE FOR OUR PRODUCTS MAY CAUSE SUBSTANTIAL FLUCTUATIONS IN OUR REVENUES AND OPERATING RESULTS.

         Delays in customer orders could result in our revenues being substantially below the expectations of market analysts. Our customers' planning and purchase decisions involve a significant commitment of resources and a lengthy evaluation and product qualification process. As a result, we may incur substantial sales and marketing expenses during a particular period in an effort to obtain orders. If we are unsuccessful in generating offsetting revenues during that period, our revenues and earnings would be substantially reduced, and we could experience a large loss. The sales cycle for our products typically takes four to nine months to complete, and we may experience delays that further extend this period. The length of the sales cycle may be extended beyond four to nine months due to factors over which we have little or no control, including the size of the transaction and the level of competition we encounter. Until the second quarter of fiscal 2002, the average size of our license transactions had been increasing as we generated an increasing percentage of our revenues from a limited number of large, enterprise customers. Our average license size decreased in the second quarter of fiscal 2002, however, because we were unable to complete several large transactions and also because Remedy's average transaction size has historically been smaller than Peregrine's. Nevertheless, we expect our dependence on large transactions to continue, which could have the effect of further extending our sales cycle. During our sales cycle, we typically provide a significant level of education to prospective customers regarding the use and benefits of our products. Any delay in the sales cycle of a large license or a number of smaller licenses could have an adverse effect on our operating results and financial condition.

WE RECENTLY ANNOUNCED A REORGANIZATION OF OUR BUSINESS OPERATIONS, WHICH COULD RESULT IN UNEXPECTED NEAR-TERM REORGANIZATION EXPENSES.

         Any disruption in our sales processes resulting from our recent reorganization could have an adverse effect on our revenues and results of operations in near-term periods. In October 2001, we announced that we were integrating our infrastructure management and e-markets operating units. Rather than focusing our operations based on product, we will in the future be organized on a functional basis. Our new organizational units will focus on product development and marketing and sales and customer service. In addition, a separate business group will focus on our new XANADU asset management platform for small to medium-sized companies. Reorganizations such as the one we are undertaking can pose near term risks, particularly the risk of disruptions in our sales processes as we combine the previously product-focused sales forces in our infrastructure management and e-markets groups. Among other things, we will need to train our previously separate sales forces to sell and market our full portfolio of products. In addition, we may incur related unexpected costs as we identify and address redundancies in the sales, management, and administration organizations previously dedicated to separate business units.

OUR NEW PRODUCT INTRODUCTIONS MAY NOT BE SUCCESSFUL IN INCREASING OUR REVENUES, AND NEW PRODUCT INTRODUCTIONS BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR REVENUES AND OPERATING RESULTS.

         If our new product introductions are not successful, our revenues, revenue growth rates, and operating results could be adversely affected, particularly if we invest substantial resources in the development and marketing of new products that do not generate sufficient offsetting revenue. In October 2001, we introduced XANADU, an information technology asset management appliance. XANADU will be targeted at small to medium-sized enterprises and will offer asset discovery and tracking, employee self-service, and help desk functionality. We will provide the software for XANADU, which will be installed on network servers marketed and sold by our distribution partners. As a result, our success in selling and marketing XANADU will depend largely on the efforts of distribution partners over whom we have little or no control. The market for XANADU is currently unproven, and we cannot predict whether it will gain market acceptance or generate material revenues. In the meantime, we are investing substantial resources in this new product line, including dedicating one of our operating divisions to developing this business.

         Announcements of new products by our competitors, or enhancements to our existing products, could delay purchases by our customers pending the introduction of the new product or enhancements. Similarly, announcements by us or our competitors concerning pricing policies could have an adverse effect on our revenues in a given quarter. Any announcement having the effect of deferring or delaying customer purchase decisions would be expected to have an adverse effect on our revenues and results of operations.

SEASONAL TRENDS IN SALES OF OUR SOFTWARE PRODUCTS MAY RESULT IN PERIODIC REDUCTIONS IN OUR REVENUES AND IMPAIRMENT OF OUR OPERATING RESULTS.

         Seasonality in our business could result in our revenues in a given period being less than market estimates. Seasonality could also result in quarter-to-quarter decreases in our revenues. In either of these events, seasonality could have an adverse impact on our results of operations. Historically, our revenues and operating results in our third quarter have tended to benefit, relative to our first and second quarters, from purchase decisions made by the large concentration of our customers with calendar year-end budgeting requirements. Our first and second quarters tend to be our weakest. Revenues and operating results in the fourth quarter have tended to benefit from the efforts of our sales force to meet fiscal year-end sales quotas. Notwithstanding these seasonal factors, other factors, including those identified in this section, could still result in reduced revenues or operating results in our third and fourth quarters. For example, we may not experience the typical increase in demand in our third quarter of fiscal 2002 if the downturn in capital spending and technology investment continues into 2002 or beyond. The recent terrorist attacks in New York and Washington could also change, or magnify, our historical patterns of seasonality. Our international revenues in the second quarter of fiscal 2002, for example, were adversely affected by traditional European summer holiday seasonality, which was further exacerbated by uncertainty from the terrorist attacks. Historical patterns may change over time, particularly as our operations become larger and the sources of our revenue change or become more diverse. For example, our international operations have expanded significantly in recent years, particularly in Europe. We also have an international presence in the Pacific Rim and Latin America. We may experience variability in demand associated with seasonal buying patterns in these foreign markets.

WE MAY EXPERIENCE PROBLEMS INTEGRATING OUR BUSINESS WITH REMEDY'S BUSINESS. ANY INTEGRATION PROBLEMS COULD CAUSE US TO INCUR SUBSTANTIAL UNANTICIPATED COSTS AND EXPENSES, WHICH WOULD HARM OUR OPERATING RESULTS.

         On August 27, 2001, we acquired Remedy Corporation, a supplier of information technology service management and customer relationship management solutions. If we fail to successfully integrate our business with Remedy's business, we will incur substantial costs, which will increase our expenses and increase our losses. Our target markets have differed historically from those of Remedy. Specifically, our customer base has been comprised principally of large, multinational enterprises, while Remedy's sales historically focused primarily on small to mid-size businesses and organizations. To the extent it sold software to larger companies, Remedy typically sold its software on a departmental or divisional, as opposed to enterprise, basis. The characteristics of these two market segments may be sufficiently distinct so that we do not realize the anticipated synergies of the merger. We have less experience selling to smaller organizations, and our sales practices and processes may not be well-suited to success in these markets. In particular, our sales efforts tend to focus on senior executives, chief financial officers and chief technology officers of large, multinational corporations to whom we seek to sell large, enterprise-wide licenses of our infrastructure management products. In contrast, Remedy's transaction sizes tend to be substantially smaller, and their sales efforts, when targeted at larger organizations, have focused historically on managers of departments or divisions within the organization. In addition, Remedy markets and sells other products, such as its customer relationship management products, that we have no experience marketing or selling. If we are unsuccessful in integrating the companies' respective businesses, our combined revenues could fall or grow at a slower rate than anticipated, we could incur substantial unexpected expenses, and we could fail to realize the anticipated benefits of the merger.

         Any integration problems we experience could divert our management's attention from other business opportunities, which could result in slower revenue growth than anticipated or in declines in revenue. Integrating our business with Remedy's business will be complex, time-consuming, and expensive. The merger may disrupt both companies' businesses if not completed in a timely and efficient manner. Peregrine and Remedy are both global companies with substantial operations throughout the world, and integrating geographically separate and dispersed organizations may be difficult. Specific integration challenges we will face include the following:

         -        retaining existing customers and strategic partners;

         - retaining and integrating management and other key employees of both companies;

         - combining product offerings and product lines effectively and quickly, including technical integration by our respective engineering teams;

         - integrating sales efforts so that customers can easily do business with the combined company;

         - transitioning multiple locations around the world to common systems, including common information technology systems;

         - persuading employees that the business cultures of the two companies are compatible;

         - successfully developing and promoting a unified brand strategy and marketing it to existing and prospective customers; and

         - developing and maintaining uniform standards, controls, procedures, and policies.

WE COULD EXPERIENCE LOSSES AS A RESULT OF OUR STRATEGIC INVESTMENTS.

         If our strategic investments in other companies are not successful, we could incur losses. We have made and expect to continue to make minority investments in companies with businesses or technologies that we consider to be complementary to our business or technologies. These investments have generally been made by issuing shares of our common stock or, to a lesser extent, paying cash. Many of these investments are in companies whose operations are not yet sufficient to establish them as profitable concerns. Adverse changes in market conditions or poor operating results of underlying investments could result in our incurring losses or our being unable to recover the carrying value of our investments. For example, during fiscal 2001 and the first nine months of fiscal 2002, we recognized impairment charges totaling $490 million and $359 million, respectively, associated principally with impairment of acquired assets but to a lesser extent with strategic investments. We will continue to monitor the value of these investments, and may have additional impairment charges in the future.

OUR BUSINESS AND OPERATING RESULTS WILL BE HARMED IF WE CANNOT COMPETE EFFECTIVELY AGAINST OTHER COMPANIES IN OUR MARKETS.

         The markets for our products are intensely competitive and diverse, and the technologies for our products can change rapidly. New products are introduced frequently and existing products are continually enhanced. We face competition from a number of sources in the markets for our infrastructure resource management, procurement, and e-business connectivity solutions. We face competition from numerous companies that offer products that compete with one or more of our products and services. With respect to our infrastructure management products, these competitors include software companies as well as information technology and system management companies, such as Applix, Blue Ocean, Computer Associates, Control Software (a division of CSI-Maximus), FrontRange, Hewlett-Packard, IBM, Intraware, Main Control, Microsoft, MRO Software (formerly Project Software and Development Inc.), Network Associates, Nortel, PeopleSoft, and Royal Blue Technologies. Our e-commerce enablement technology faces competition from providers of customer relationship portals, such as Aspect Communications; providers of catalog management solutions, such as Requisite Technology; providers of e-commerce enablement software such as webMethods; and providers of legacy e-commerce technology and services such as SBC Communications, through its acquisition of Sterling Commerce; and General Electric eXchange Solutions. In the markets for employee relationship management products, including procurement and e-procurement solutions, we face competition from established providers of business-to-business Internet commerce solutions such as Ariba and CommerceOne; established providers of enterprise resource planning software such as Oracle and SAP; and numerous start-up and other entrepreneurial companies offering products that provide one or more aspects of employee relationship management such as self-help service offerings or web-based knowledge management systems.

         If we cannot compete effectively in our markets by offering products that are comparable in functionality, ease of use and price to those of our competitors, our revenues will decrease and our operating results will be adversely affected. Many of our current and potential competitors have substantially greater financial, technical, marketing and other resources than we have. As a result, they may be able to devote greater resources than we can to the development, promotion and sale of their products, and they may be able to respond more quickly to new or emerging technologies and changes in customer needs.

         Additional competition from new entrepreneurial companies or established companies entering our markets could have an adverse effect on our business, revenues, and operating results. In addition, alliances among companies that are not currently direct competitors could create new competitors with substantial market presence. Because few barriers to entry exist in the software industry, we anticipate additional competition from new and established companies as well as business alliances. We expect that the software industry will continue to consolidate. In particular, we expect that large software companies will continue to acquire or establish alliances with our smaller competitors, thereby increasing the resources available to those competitors. These new competitors or alliances could rapidly acquire significant market share at our expense.

WE MAY EXPERIENCE INTEGRATION OR OTHER PROBLEMS WITH NEW ACQUISITIONS, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS OR RESULTS OF OPERATIONS. NEW ACQUISITIONS COULD DILUTE THE INTERESTS OF EXISTING STOCKHOLDERS, AND THE ANNOUNCEMENT OF NEW ACQUISITIONS COULD RESULT IN A DECLINE IN THE PRICE OF OUR COMMON STOCK.

         In addition to the acquisitions of Harbinger and Remedy, we have made a number of acquisitions of businesses and technologies over the last four years, and we expect to continue to make acquisitions as part of our growth strategy. We are frequently in formal or informal discussions with potential acquisition candidates. Accordingly, we may in the future make acquisitions of, or large investments in, businesses that offer products, services, and technologies that we believe would complement our products or services. We may also make acquisitions of, or investments in, businesses that we believe could expand our distribution channels. Even though we announce an acquisition, we may not be able to complete it. Any future acquisition or substantial investment would present numerous risks. The following are examples of these risks:

         - difficulty in combining the technology, operations or work force of the acquired business;

         -        disruption of our on-going business;

         - difficulty in realizing the potential financial or strategic benefits of the transaction;

         - difficulty in maintaining uniform standards, controls, procedures and policies;

         - possible impairment of relationships with employees and customers as a result of integration of new businesses and management personnel; and

         - impairment of assets related to resulting goodwill, and reductions in our future operating results from amortization of goodwill and other intangible assets.

         We expect that future acquisitions could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and our common stock. If the consideration for the transaction were paid in common stock, this would further dilute our existing stockholders. In addition, we may raise additional equity or debt capital to finance cash acquisitions. Raising additional equity capital would further dilute the interests of our existing stockholders, and additional debt could impair our operating results and financial condition. Additional financing may not be available when and as needed on commercially reasonable terms, if at all. If an inability to obtain financing were to preclude us from making an acquisition or completing a previously announced acquisition, our future operating results could be adversely affected, and our stock price could fall.

OUR FUTURE REVENUES AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED IF THE SOFTWARE APPLICATION MARKET CONTINUES TO EVOLVE TOWARD A SUBSCRIPTION-BASED MODEL, WHICH MAY PROVE LESS PROFITABLE FOR US.

         We expect our revenue growth rates and operating results to be adversely affected as customers require us to offer our products under a subscription-based application service provider model. Historically, we have sold our infrastructure management solutions on a perpetual license basis in exchange for an up-front license fee. Customers are increasingly attempting to reduce their up-front capital expenditures by purchasing software applications under a hosted subscription service model. Under the hosted model, the customer subscribes to use an application from the software provider. The application is generally hosted on a server managed by the software provider or a third-party hosting service. We expect that a substantial portion of future revenues generated by our e-markets group will be realized under a subscription-based model. We also expect that an increasing portion of future revenues generated by our infrastructure management group may be represented by subscriptions.

         Under the subscription revenue model, we generally will recognize revenue and receive payment ratably over the term of a customer's subscription. As a result, our rates of revenue growth under a subscription model may be less than our historical rates under a license model. In addition, the price of our services will be fixed at the time of entering into the subscription agreement. If we are unable to adequately predict the costs associated with maintaining and servicing a customer's subscription, then the periodic expenses associated with a subscription may exceed the revenues we recognize for the subscription in the same period, which would adversely affect our operating results.

         In addition, if we are not successful in implementing the subscription revenue model, or if market analysts or investors do not believe that the model is attractive relative to our traditional license model, our business could be impaired, and our stock price could decline dramatically.

IF WE, OR THIRD PARTIES ON WHICH WE WILL RELY, ARE UNABLE TO ADEQUATELY DELIVER OUR INTERNET-BASED APPLICATIONS, OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

         We currently use our own servers to deliver our Internet-based products to customers. We have, however, entered into agreements with a third party to provide a full complement of services that will enable us to outsource the delivery of these Internet-based products to our customers. For example, our third-party service providers will manage the application servers, maintain communications equipment, manage the network data centers where our software and data will be stored, and provide client support. If we are unable to adequately deliver our Internet-based applications, we may lose customers or be unable to attract new customers, which would adversely affect our revenues.

         In addition, the third-party service providers that we engage may not deliver adequate support or service to our clients, which may harm our reputation and our business. Because these third-party service providers handle the installation of the computer and communications equipment and software needed for the day-to-day operations of our Internet-based applications, we will be dependent on them to manage, maintain and provide adequate security for customer applications. If our customers experience any delays in response time or other performance problems while using our Internet applications, as hosted by a third-party or by us, our customers may perceive the delays as defects with our products and may stop using our applications, which would adversely affect our revenues. We have limited experience outsourcing these services and may have difficulty managing this process. We will be required to monitor our third-party service providers to ensure that they perform these services adequately. In addition, if we do not maintain good relations with these third-party service providers, or if they go out of business, they may be unable to perform critical support functions for us. If we were unable to find replacement third-party service providers, we would be required to perform these functions ourselves. We may not be successful in obtaining or performing these services on a timely or cost-effective basis.

IF WE DO NOT RESPOND ADEQUATELY TO OUR INDUSTRY'S EVOLVING TECHNOLOGY STANDARDS, OR DO NOT CONTINUALLY DEVELOP PRODUCTS THAT MEET THE COMPLEX AND EVOLVING NEEDS OF OUR CUSTOMERS, SALES OF OUR PRODUCTS MAY DECREASE.

         As a result of rapid technological change in our industry, our competitive position in existing markets, or in markets we may enter in the future, can be eroded rapidly by product advances and technological changes. We may be unable to improve the performance and features of our products as necessary to respond to these developments. In addition, the life cycles of our products are difficult to estimate. Our growth and future financial performance depend in part on our ability to improve existing products and develop and introduce new products that keep pace with technological advances, meet changing customer needs, and respond to competitive products. Our product development efforts will continue to require substantial investments. In addition, competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments.

IF WE CANNOT ATTRACT AND RETAIN QUALIFIED SALES PERSONNEL, SOFTWARE DEVELOPERS, AND CUSTOMER SERVICE PERSONNEL, WE WILL NOT BE ABLE TO SELL AND SUPPORT OUR PRODUCTS.

         Competition for qualified employees is intense, particularly in the technology industry, and we have in the past experienced difficulty recruiting qualified employees. If we are not successful in attracting and retaining qualified sales personnel, software developers, and customer service personnel, our revenue growth rates could decrease, or our revenues could decline, and our operating results could be materially harmed. Our products and services require a sophisticated selling effort targeted at several key people within a prospective customer's organization. This process requires the efforts of experienced sales personnel as well as specialized consulting professionals. In addition, the complexity of our products, and issues associated with installing and maintaining them, require highly-trained customer service and support personnel. We intend to hire a significant number of these personnel in the future and train them in the use of our products. We believe our success will depend in large part on our ability to attract and retain these key employees.

IF IMMIGRATION LAWS LIMIT OUR ABILITY TO RECRUIT AND EMPLOY SKILLED TECHNICAL PROFESSIONALS FROM OTHER COUNTRIES, OUR BUSINESS AND OPERATING RESULTS COULD BE HARMED.

         Limitations under United States immigration laws could prevent us from recruiting skilled technical personnel from foreign countries, which could harm our business if we do not have sufficient personnel to develop new products and respond to technological changes. This inability to hire technical personnel could lead to future decreases in our revenues or decreases in our revenue growth rates, either of which would adversely affect our operating results. Because of severe shortages for qualified technical personnel in the United States, many companies, including Peregrine, have recruited engineers and other technical personnel from foreign countries. Foreign computer professionals such as those we have employed typically become eligible for employment in the United States by obtaining a nonimmigrant visa. The number of nonimmigrant visas is limited annually by federal immigration laws. In recent years, despite increases in the number of available visas, the annual allocation has been exhausted well before year-end.

OUR BUSINESS COULD BE HARMED IF WE LOST THE SERVICES OF ONE OR MORE MEMBERS OF OUR SENIOR MANAGEMENT TEAM.

         The loss of the services of one or more of our executive officers or key employees, or the decision of one or more of these individuals to join a competitor, could adversely affect our business and harm our operating results and financial condition. Our success depends to a significant extent on the continued service of our senior management and other key sales, consulting, technical and marketing personnel. None of our senior management is bound by an employment or non-competition agreement. We do not maintain key man life insurance on any of our employees.

IF WE FAIL TO MANAGE EXPANSION EFFECTIVELY, THIS WILL PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT AND OPERATIONAL RESOURCES.

         Our recent growth rates, together with integration efforts resulting from our numerous acquisitions, have placed a significant strain on our management and operational resources. We have expanded the size and geographic scope of our operations rapidly in recent years, both internally and through acquisitions, and intend to continue to expand in order to pursue market opportunities that our management believes are attractive. Our customer relationships could be strained if we are unable to devote sufficient resources to them as a result of our growth, which could have an adverse effect on our future revenues and operating results.

WE MAY BE UNABLE TO EXPAND OUR BUSINESS AND INCREASE OUR REVENUES IF WE ARE UNABLE TO EXPAND OUR DISTRIBUTION CHANNELS.

         If we are unable to expand our distribution channels effectively, our business, revenues and operating results could be harmed. In particular, we will need to expand our direct sales force and establish relationships with additional system integrators, resellers, and other third party partners who market and sell our products. If we cannot establish these relationships, or if our partners are unable to market our products effectively or provide cost-effective customer support and service, our revenues and operating results will be harmed. Even where we are successful in establishing a new third-party relationship, our agreement with the third party may not be exclusive and, as a result, our partner may carry competing product lines.

IF WE ARE UNABLE TO EXPAND OUR BUSINESS INTERNATIONALLY, OUR BUSINESS, REVENUES, AND OPERATING RESULTS COULD BE HARMED.

         In order to grow our business, increase our revenues, and improve our operating results, we believe we must continue to expand internationally. If we expend substantial resources pursuing an international strategy and are not successful, our revenues will be less than our management or market analysts anticipate, and our operating results will suffer. We have several international sales offices in Europe, as well as offices in Japan, Singapore, Australia, and elsewhere. International expansion will require significant management attention and financial resources, and we may not be successful expanding our international operations. We have limited experience in developing local language versions of our products or in marketing our products to international customers. We may not be able to successfully translate, market, sell, and deliver our products internationally.

CONDUCTING BUSINESS INTERNATIONALLY POSES RISKS THAT COULD AFFECT OUR FINANCIAL RESULTS.

         Even if we are successful in expanding our operations internationally, conducting business outside North America poses many risks that could adversely affect our operating results. In particular, we may experience gains and losses resulting from fluctuations in currency exchange rates, for which hedging activities may not adequately protect us. Moreover, exchange rate risks can have an adverse effect on our ability to sell our products in foreign markets. Where we sell our products in U.S. dollars, our sales could be adversely affected by declines in foreign currencies relative to the dollar, thereby making our products more expensive in local currencies. Where we sell our products in local currencies, we could be competitively unable to change our prices to reflect fluctuations in the exchange rate.

         Additional risks we face in conducting business internationally include the following:

         -        longer payment cycles;

         - difficulties in staffing and managing international operations;

         -        problems in collecting accounts receivable; and

         - the adverse effects of tariffs, duties, price controls or other restrictions that impair trade.

OUR REVENUES, OPERATING RESULTS, AND STOCK PRICE COULD BE ADVERSELY AFFECTED IF WE WERE UNABLE TO CONDUCT OUR BUSINESS. IN PARTICULAR, OUR ADMINISTRATIVE FACILITIES AND PRINCIPAL BUSINESS OPERATIONS ARE LOCATED IN CALIFORNIA, AND ANY DISRUPTION IN THE AVAILABLE POWER SUPPLY IN CALIFORNIA COULD DISRUPT OUR OPERATIONS, REDUCE OUR REVENUES, AND INCREASE OUR EXPENSES.

         Our operations, and those of third parties on which we rely, are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, and other events beyond our control. A substantial portion of our operating activities and facilities, including our headquarters and principal administrative facilities, are located in the State of California. California is in the midst of an energy crisis that could interrupt our power supply or that of our third-party service providers and thereby disrupt our operations and increase our expenses. In the event of an acute power shortage, California has implemented, and may in the future continue to implement, rolling blackouts throughout the state. In the event these blackouts continue or increase in severity, they could disrupt the operations of one or more of our facilities. We currently maintain back-up generators of power in the event of a blackout. Although our current insurance provides some coverage for any damages we, but not our customers, may suffer as a result of any interruption in our power supply, it may prove insufficient to cover any damages we might incur. We are in the process of developing a plan to permit us to continue to operate critical functions based in California during a blackout. Despite these precautions, we may experience an interruption in our power supply. If blackouts or other forces interrupt our power supply we would be temporarily unable to continue operations at our facilities. Any interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

         In addition, the utility deregulation program instituted in 1996 by the California government deregulated wholesale prices while continuing to regulate the retail prices charged by the electrical utilities. While wholesale prices have increased dramatically, retail prices have, until recently, not increased at comparable rates. Our business is substantially dependent on the availability and price of electricity. If retail electricity prices rise dramatically, we expect our expenses will increase, our operating results will be harmed, and our stock price could fall.

OUR OUTSTANDING INDEBTEDNESS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION, AND WE MAY INCUR SUBSTANTIALLY MORE DEBT.

         As of September 30, 2001, we had approximately $420 million of indebtedness outstanding, consisting principally of $270,000,000 in outstanding principal (including unamortized purchasers' discount) under our 5 1/2% convertible subordinated notes due 2007 and $150 million in short-term financing associated with the August 2001 Remedy acquisition. We cannot redeem our 5 1/2% convertible subordinated notes before November 2003. Our indebtedness could adversely affect our results of operations and financial condition. For example, our results of operations will be adversely affected by approximately $15 million in annual interest expenses, payable semi-annually. In addition, our indebtedness could:

         - increase our vulnerability to general adverse economic and industry conditions;

         -        limit our ability to obtain additional financing;

         - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

         - place us at a competitive disadvantage relative to our competitors with less debt.

         Our indebtedness will require the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of the cash flow to fund our growth strategy, working capital, capital expenditures, and other general corporate purposes.

         We may incur substantial additional debt in the future, including any debt securities pursuant to this prospectus. The terms of our existing indebtedness do not, and future indebtedness may not, prohibit us from doing so. If new debt is added to our current levels, the related risks described above could intensify.

WE MAY HAVE INSUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS.

         We will be required to generate cash sufficient to pay all amounts due on our outstanding indebtedness and to conduct our business operations. We have incurred net losses, and we may not be able to cover our anticipated debt service obligations. This may materially hinder our ability to make payments on our indebtedness. Our ability to meet our future debt service obligations will be dependent upon our future operating performance, which will be subject to financial, business, and other factors affecting our operations, many of which are beyond our control.

WE HAVE MADE SUBSTANTIAL CAPITAL COMMITMENTS THAT COULD HAVE AN ADVERSE EFFECT ON OUR OPERATING RESULTS AND FINANCIAL CONDITION IF OUR BUSINESS DOES NOT GROW.

         We have made substantial capital commitments as a result of recent growth in our business that could seriously harm our financial condition if our business does not grow and we do not have adequate resources to satisfy our obligations. In June 1999, we entered into a series of leases covering up to approximately 540,000 square feet of office space, including an option on approximately 118,000 square feet, for our headquarters in San Diego, California. This office space (including the option) relates to a five building campus in San Diego, California, of which four buildings are presently occupied. Our San Diego personnel occupy three of these buildings, and we sublease part of the fourth building. In June 2001, we exercised our option for the fifth and final building at the San Diego campus, which is scheduled to be completed in October 2002. Including the exercise of the option, the leases require minimum aggregate lease payments of approximately $201.2 million over their term, which is approximately twelve years. In Atlanta, we lease approximately 95,000 square feet of space, principally for our e-markets group, under a lease expiring in 2008. In the San Francisco Bay Area, we lease approximately 283,000 square feet of space under multiple leases expiring between 2003 and 2006. The capital commitments, construction oversight, and movement of personnel and facilities involved in a transaction of this type and magnitude present numerous risks, including:

         - failure to properly estimate the future growth of our business;

         - inability to sublease excess office space if we overestimate future growth;

         -        disruption of operations; and

         - inability to match fixed lease payments with fluctuating revenues, which could impair our earnings or result in losses.

PRODUCT DEVELOPMENT DELAYS COULD HARM OUR COMPETITIVE POSITION AND REDUCE OUR REVENUES.

         If we experience significant product development delays, our position in the market would be harmed, and our revenues could be substantially reduced, which would adversely affect our operating results. We have experienced product development delays in the past and may experience delays in the future. In particular, we may experience product development delays associated with the integration of recently acquired products and technologies. Delays may occur for many reasons, including an inability to hire a sufficient number of developers, discovery of software bugs and errors, or a failure of our current or future products to conform to industry requirements.

ERRORS OR OTHER SOFTWARE BUGS IN OUR PRODUCTS COULD RESULT IN SIGNIFICANT EXPENDITURES TO CORRECT THE ERRORS OR BUGS AND COULD RESULT IN PRODUCT LIABILITY CLAIMS.

         If we were required to expend significant amounts to correct software bugs or errors, our revenues could be harmed as a result of an inability to deliver the product, and our operating results could be impaired as we incur additional costs without offsetting revenues. Errors can be detected at any point in a product's life cycle. We have experienced errors in the past that have resulted in delays in product shipment and increased costs. Discovery of errors could result in any of the following:

         - loss of or delay in revenues and loss of customers or market share;

         - failure to achieve market acceptance;

         - diversion of development resources and increased development expenses;

         - increased service and warranty costs;

         - legal actions by our customers; and - increased insurance costs.

         If we were held liable for damages incurred as a result of our products, our operating results could be significantly impaired. Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. However, these limitations may not be effective under the laws of some jurisdictions.

WE COULD BE COMPETITIVELY DISADVANTAGED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

         If we fail to adequately protect our proprietary rights, competitors could offer similar products relying on technologies we developed, potentially harming our competitive position and decreasing our revenues. We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation, and other proprietary information and by relying on a combination of patent, copyright, trademark, and trade secret laws. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors, and strategic partners. In some circumstances, however, we may, if required by a business relationship, provide our licensees with access to our data model and other proprietary information underlying our licensed applications.

         Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. Policing unauthorized use of software is difficult, and some foreign laws do not protect proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others, any of which could adversely affect our revenues and operating results.

IF WE BECOME INVOLVED IN AN INTELLECTUAL PROPERTY DISPUTE, WE MAY INCUR SIGNIFICANT EXPENSES OR MAY BE REQUIRED TO CEASE SELLING OUR PRODUCTS, WHICH WOULD SUBSTANTIALLY IMPAIR OUR REVENUES AND OPERATING RESULTS.

         In recent years, there has been significant litigation in the United States involving intellectual property rights, including rights of companies in the software industry. We have from time to time in the past received correspondence from third parties alleging that we infringe the third party's intellectual property rights. We expect these claims to increase as Peregrine and its intellectual property portfolio become larger. Intellectual property claims against us, and any resulting lawsuit, may result in our incurring significant expenses and could subject us to significant liability for damages and invalidate what we currently believe are our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and could divert management's time and attention. Any potential intellectual property litigation against us could also force us to do one or more of the following:

         - cease selling, incorporating or using products or services that incorporate the infringed intellectual property;

         - obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

         - redesign those products or services that incorporate the disputed intellectual property, which could result in substantial unanticipated development expenses.

         If we are subject to a successful claim of infringement and we fail to develop non-infringing intellectual property or license the infringed intellectual property on acceptable terms and on a timely basis, our revenues could decline or our expenses could increase.

         We may in the future initiate claims or litigation against third parties for infringement of our intellectual property rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could also result in significant expense and the diversion of technical and management personnel's attention.

CONTROL BY OUR OFFICERS AND DIRECTORS MAY LIMIT OUR STOCKHOLDERS' ABILITY TO INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD DELAY OR PREVENT A CHANGE OF CONTROL, WHICH COULD PREVENT OUR STOCKHOLDERS FROM REALIZING A PREMIUM IN THE MARKET PRICE OF THEIR COMMON STOCK.

         The concentration of ownership of our common stock by our officers and directors could delay or prevent a change of control or discourage a potential acquirer from attempting to obtain control of Peregrine. This could cause the market price of our common stock to fall or prevent our stockholders from realizing a premium in the market price in the event of an acquisition.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DISCOURAGE POTENTIAL ACQUISITION BIDS FOR PEREGRINE AND MAY PREVENT CHANGES IN OUR MANAGEMENT THAT STOCKHOLDERS OTHERWISE WOULD APPROVE.

         Some provisions of our charter documents eliminate the right of stockholders to act by written consent without a meeting and impose specific procedures for nominating directors and submitting proposals for consideration at a stockholder meeting. These provisions are intended to increase the likelihood of continuity and stability in the composition of our board of directors and the policies established by the board of directors. These provisions also discourage some types of transactions, which may involve an actual or threatened change of control. These provisions are designed to reduce Peregrine's vulnerability to an unsolicited acquisition proposal. As a result, these provisions could discourage potential acquisition proposals and could delay or prevent a change of control transaction. These provisions are also intended to discourage common tactics that may be used in proxy fights. As a result, they could have the effect of discouraging third parties from making tender offers for our shares. These provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored take-over attempts. These provisions may also prevent changes in our management.

         Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. We may issue shares of preferred stock pursuant to this prospectus. The board of directors can fix the price, rights, preference, privileges, and restrictions of this preferred stock without any further vote or action by our stockholders. The issuance of preferred stock allows us to have flexibility in connection with possible acquisitions and for other corporate purposes. The issuance of preferred stock, however, may delay or prevent a change of control transaction. As a result, the market price of our common stock and other rights of holders of our common stock may be adversely affected, including the loss of voting control to others.

OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE HIGHLY VOLATILE, WHICH MAY MAKE THE COMMON STOCK DIFFICULT TO RESELL AT ATTRACTIVE TIMES AND PRICES.

         The trading price of our common stock has been and is likely to be highly volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

         - actual or anticipated variations in our quarterly operating results;

         -        announcements of technological innovations;

         -        new products or services offered by us or our competitors;

         - changes in financial estimates by securities analysts; - conditions or trends in the software industry generally or specifically in the markets for infrastructure management or e-business connectivity solutions;

         - changes in the economic performance and/or market valuations of our competitors and the software industry in general;

         - announcements by us or our competitors of significant contracts, changes in pricing policies, acquisitions, strategic partnerships, joint ventures or capital commitments;

         - adoption of industry standards and the inclusion of our technology in, or compatibility of our technology with, the standards;

         -        adverse or unfavorable publicity regarding us or our products;

         -        our loss of a major customer;

         -        additions or departures of key personnel;

         -        sales of our common stock in the public market; and

         -        other events or factors that may be beyond our control.

In addition, the stock markets in general, and in particular the markets for securities of technology and software companies, have experienced extreme price and volume volatility and a significant cumulative decline in recent months. This volatility has affected many companies irrespective of or disproportionately to the operating performance of these companies. These broad market and industry factors can materially and adversely affect the market price of our common stock, regardless of our actual operating performance.

                                 USE OF PROCEEDS

         Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Pending such uses, we will invest the net proceeds in interest-bearing securities.

               RATIO OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

         Earnings available to cover fixed charges for each of the periods indicated is as follows:

                                                                                                       SIX MONTHS ENDED
                                                          FISCAL YEAR ENDED MARCH 31,                    SEPTEMBER 30,
                                              --------------------------------------------------       ----------------
                                              1997        1998       1999       2000        2001       2000        2001
                                              ----        ----       ----       ----        ----       ----        ----
Ratio of  earnings  available  to cover
fixed charges .........................       11.5x      125.8x       --         --          --          --         --


         These ratios are calculated by dividing (i) earnings before taxes adjusted for fixed charges by (ii) fixed charges, which includes interest expense plus capitalized interest. In 2001, 2000 and 1999, earnings were insufficient to cover fixed charges by $814 million, $8.6 million and $13.1 million. For the six month periods ended September 30, 2001 and 2000, earnings were insufficient to cover fixed charges by $567.5 million and $163.0 million. Please refer to Exhibit 12.1 filed with this prospectus for additional information regarding the ratio of earnings to cover fixed charges.

                       DESCRIPTION OF THE DEBT SECURITIES

         The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with the applicable prospectus supplement, will describe all the material terms of a particular series of debt securities.

         The following is a summary of the most important provisions and definitions of the indentures. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement which includes the prospectus. In this description of the debt securities, the words "Peregrine", "we", "us" or "our" refer only to Peregrine Systems, Inc. and not to any of our subsidiaries.

GENERAL

         Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

         We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

         The prospectus supplement relating to a particular series of debt securities will set forth:

         -        whether the debt securities are senior or subordinated,

         -        the offering price,

         -        the title,

         -        any limit on the aggregate principal amount,

         - the person who shall be entitled to receive interest, if other than the record holder on the record date,

         -        the date or dates the principal will be payable,

         - the interest rate or rates, if any, the date interest will accrue, the interest payment dates and the regular record dates,

         -        the place where payments may be made,

         - any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions,

         - if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable,

         - if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

         - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency,

         - the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount,

         - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

         - if applicable, whether the debt securities shall be subject to the defeasance provisions described below under "Satisfaction and Discharge; Defeasance" or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities,

         -        any conversion or exchange provisions,

         - whether the debt securities will be issuable in the form of a global security,

         - any subordination provisions applicable to the subordinated debt securities if different from those described below under "Subordinated Debt Securities,"

         - any paying agents, authenticating agents, security registrars or other agents for the debt securities,

         - any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted,

         - any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants, and

         -        any other specific terms of such debt securities.

         Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.

         Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

EXCHANGE AND TRANSFER

         Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

         We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

         In the event of any potential redemption of debt securities of any series, we will not be required to:

         - issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

         - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

         Any transfer agent, and the security registrar, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

GLOBAL SECURITIES

         The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

         - be registered in the name of a depositary that we will identify in a prospectus supplement,

         -        be deposited with the depositary or nominee or custodian, and

         -        bear any required legends.

         No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

         - the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

         -        an event of default is continuing, or

         - any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

         As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

         - entitled to have the debt securities registered in their names,

         - entitled to physical delivery of certificated debt securities, or

         - considered to be holders of those debt securities under the indenture.

         Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

         Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

         Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

         Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor any trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

         Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

         We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

         All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

         - 10 business days prior to the date the money would be turned over to the state, or

         -        at the end of two years after such payment was due,

will be repaid to us. Thereafter, the holder may look only to us for such payment.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

         Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt series, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

COVENANTS

         Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries' property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

         - the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust,

         - the successor entity assumes our obligations on the debt securities and under the indentures,

         - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

         -        certain other conditions are met.

EVENTS OF DEFAULT

         Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

         (1) we fail to pay principal of or any premium on any debt security of that series when due,

         (2) we fail to pay any interest on any debt security of that series for 30 days after it becomes due,

         (3)      we fail to deposit any sinking fund payment when due,

         (4) we fail to perform any other covenant in the indenture that continues for 90 days after we are given the notice required in the indentures, and

         (5) certain events including bankruptcy, insolvency or reorganization of Peregrine.

         Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

         The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

         Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least a majority in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

         If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

         After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

         Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

         A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

         (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

         (2) the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

         (3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

         Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

         We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

         Unless we indicate otherwise in a prospectus supplement, Peregrine and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

         We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

         - providing for our successor to assume the covenants under the indenture,

         -        adding covenants or events of default,

         - making certain changes to facilitate the issuance of the securities,

         - securing the securities, o providing for a successor or trustee,

         -        curing any ambiguities or inconsistencies,

         - permitting of facilitating the defeasance and discharge of the securities, and

         -        other changes specified in the indenture.

         However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

         -        change the stated maturity of any debt security,

         - reduce the principal, premium, if any, or interest on any debt security,

         - reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,


         - change the place of payment or the currency in which any debt security is payable,

         - impair the right to enforce any payment after the stated maturity or redemption date,

         - if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders,

         - adversely affect the right to convert any debt security if the debt security is a convertible debt security, or

         - change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE

         We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

         Each indenture contains a provision that permits us to elect either or both of the following:

         - to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and

         - to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

                  (1) the subordination provisions under the subordinated indenture, and

                  (2) covenants as to payment of taxes and maintenance of properties.

         To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or foreign government obligations for debt securities that are denominated in a currency other than U.S. dollars. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

         "Foreign government obligations" means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

         - direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, certain direct obligations of any member of the European Union, which in each case are not callable or redeemable at the option of the issuer thereof; or

         - obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

         If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

NOTICES

         Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

         The indentures and the debt securities will be governed by, and construed under, the law of the State of New York, without regard to principles of conflicts of laws.

REGARDING THE TRUSTEE

         The indentures limit the right of the trustee, should it become a creditor of Peregrine, to obtain payment of claims or secure its claims.

         The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

SUBORDINATED DEBT SECURITIES

         The indebtedness evidenced by the subordinated debt securities of any series is subordinated to the extent provided in the subordinated indenture and the applicable prospectus supplement to the prior payment in full of all senior debt, including any senior debt securities.

         Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

         In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

         We are required to promptly notify holders of senior debt under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

         We may also not make payment on the subordinated debt securities if:

         - a default in the payment of senior debt occurs and is continuing beyond any grace period (a "payment default"), or

         - any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture (a "non-payment default").

         We may and shall resume payments on the subordinated debt securities:

         - in case of a payment default, when the default is cured or waived or ceases to exist, and

         - in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior debt has not been accelerated.

         No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice.

         No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

         As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

         If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

         Senior debt securities will constitute senior debt under the subordinated indenture.

         DEFINITIONS

         "designated senior debt" means our obligations under any of our senior debt that expressly provides that it is "designated senior debt."

         "indebtedness" means:

         (1) all of our indebtedness, obligations and other liabilities for:

                  - borrowed money, including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

                  - evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets or to only a portion of the assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

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         (2)      all of our reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers' acceptances,

         (3) all of our obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet,

         (4) all of our obligations and other liabilities under any other any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property,

         (5) all of our obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

         (6) all of our direct or indirect guaranties or similar agreements in respect of, and obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through
                  (5),

         (7) any of our indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us and

         (8) any and all deferrals, renewals, extensions, refunds, amendments, modifications or supplements of the kind described in clauses (1) through (7).

         "senior debt" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, rent and all fees, costs, expenses and other amounts on our indebtedness, including all deferrals or renewals. Senior debt shall not include:

         - any debt that expressly provides it shall not be senior in right of payment to the subordinated debt securities or expressly provides that such indebtedness is on the same basis or "junior" to the subordinated debt securities, or

         - debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

         "subsidiary" means any entity of which more than a majority of the voting stock or other equity interests is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries.

         Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

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                           DESCRIPTION OF COMMON STOCK

         Our certificate of incorporation authorizes us to issue up to 500,000,000 shares of common stock, $0.001 par value. As of September 30, 2001, 191,377,736 shares of common stock were issued and outstanding.

         Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our stockholders do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

         Holders of our common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefor, subject to the terms of any existing or future agreements between Peregrine and its debtholders. We have never declared or paid cash dividends on our capital stock, expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of Peregrine, the holders of our common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of shares of our preferred stock then outstanding.

         The transfer agent and registrar for the common stock is Mellon Investor Services, LLC. Their address is 400 South Hope Street, Fourth Floor, Los Angeles, California 90071, and their telephone number is (213) 553-9700.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

         (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interest stockholder,

         (2) upon consummation of the transaction that resulted in the stockholder's becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares lefoutstanding those shares owned:

                  -        by persons who are directors and also officers, and

                  - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

         (3) at or subsequent to such time, the business combination is approved by the by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         Section 203 defines "business combination" to include:

         (1) any merger or consolidation involving the corporation and the interested stockholder,

         (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,

         (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,

         (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

         (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         In general, Section 203 defines an "interested stockholder" as any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

         The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

         Peregrine's amended and restated certificate of incorporation provides that all stockholder actions must be effected at a duly called annual or special meeting and may not be effected by written consent. Peregrine's bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by Peregrine's board of directors, the chairman of Peregrine's board of directors, the chief executive officer of Peregrine or stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting. In addition, Peregrine's bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to Peregrine's board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of Peregrine's board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Peregrine's secretary of the stockholder's intention to bring such business before the meeting.

         The foregoing provisions of Peregrine's amended and restated certificate of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of Peregrine's board of directors and in the policies formulated by Peregrine's board of directors and to discourage certain types of transactions which may involve an actual or threatened change of control of Peregrine. Such provisions are designed to reduce the vulnerability of Peregrine to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of Peregrine. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for Peregrine's shares and, consequently, may also inhibit fluctuations in the market price of Peregrine's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of Peregrine.

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                         DESCRIPTION OF PREFERRED STOCK

         Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series. As of the date of this prospectus, we did not have any outstanding shares of preferred stock or options to purchase preferred stock. Our board of directors, however, has the authority, without shareholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each particular series. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

         -        the number of shares in any series,

         - the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock,

         - the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative, - the voting rights of that series of preferred stock, if any,

         - the conversion provisions applicable to that series of preferred stock, if any,

         - the redemption or sinking fund provisions applicable to that series of preferred stock, if any,

         - the liquidation preference per share of that series of preferred stock, if any, and

         - the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

         We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The prospectus supplement will also contain a description of certain U.S. federal income tax consequences relating to the preferred stock.

         Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

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                      DESCRIPTION OF THE DEPOSITARY SHARES

         At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights include dividend, voting, redemption and liquidation rights.

         The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

         The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

         The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the Securities and Exchange Commission.

DIVIDENDS

         The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depository shares will be the same date as the record date for the preferred stock.

         In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

         If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Peregrine, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

REDEMPTION

         If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

VOTING

         Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

         Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary:

         - the number of whole shares of preferred stock underlying their depositary shares, and

         -        payment of any unpaid amount due to the depositary.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

         The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

         -        all outstanding depositary shares have been redeemed, or

         - there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

         -        the initial deposit of the preferred stock,

         -        the initial issuance of the depositary shares,

         -        any redemption of the preferred stock, and

         - all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depository may:

         -        refuse to transfer depositary shares,

         -        withhold dividends and distributions, and

         - sell the depositary shares evidenced by the depositary receipt.

MISCELLANEOUS

         The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

         Neither the depositary nor Peregrine will be liable if either the depositary or Peregrine is prevented or delayed by law or any circumstance beyond either the depository or Peregrine's control in performing their respective obligations under the deposit agreement. Peregrine's obligations and the depositary's obligations will be limited to the performance in good faith of Peregrine or the depository's respective duties under the deposit agreement. Neither the depositary nor Peregrine will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Peregrine and the depositary may rely on:

         -        written advice of counsel or accountants,

         - information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information, and

         - documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depository must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

         Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for Federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

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                           DESCRIPTION OF THE WARRANTS

GENERAL

         We may issue warrants for the purchase of debt securities, preferred stock or common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

DEBT WARRANTS

         The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

         -        the title of the debt warrants,

         -        the offering price for the debt warrants, if any,

         -        the aggregate number of the debt warrants,

         - the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants,


         - the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property,

         - the dates on which the right to exercise the debt warrants will commence and expire,

         - if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time,

         - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form,

         -        information with respect to book-entry procedures, if any,

         - the currency or currency units in which the offering price, if any, and the exercise price are payable,

         - if applicable, a discussion of material United States Federal income tax considerations,

         -        the antidilution provisions of the debt warrants, if any,

         - the redemption or call provisions, if any, applicable to the debt warrants,

         - any provisions with respect to the holder's right to require us to repurchase the warrants upon a change in control, and

         - any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

         Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

STOCK WARRANTS

         The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

         -        the title of the warrants,

         -        the offering price for the warrants, if any,

         -        the aggregate number of the warrants,

         - the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants,

         - the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants,

         - the dates on which the right to exercise the warrants shall commence and expire,

         - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time,

         - the currency or currency units in which the offering price, if any, and the exercise price are payable,

         - if applicable, a discussion of material United States Federal income tax considerations,

         -        the antidilution provisions of the warrants, if any,

         - the redemption or call provisions, if any, applicable to the warrants,

         - any provisions with respect to holder's right to require us to repurchase the warrants upon a change in control, and

         - any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

         Holders of equity warrants will not be entitled:

         -        to vote, consent or receive dividends,

         - receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or

         -        exercise any rights as stockholders of Peregrine.

         As set forth in the applicable prospectus supplement, the exercise price and the number of shares of common stock or preferred stock purchasable upon exercise of the warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to any holders of common stock, a stock split, reverse stock split, combination, subdivision or reclassification of common stock, and such other events, if any, specified in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

         We may sell the securities:

         -        through one or more underwriters or dealers,

         -        directly to purchasers,

         -        through agents, or

         -        through a combination of any of these methods of sale.

         We may distribute the securities:

         - from time to time in one or more transactions at a fixed price or prices,

         -        at market prices prevailing at the times of sale,

         -        at prices related to such prevailing market prices, or

         -        at negotiated prices.

         We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

         We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

         Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

         We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

         Some securities which we may issue under this prospectus may be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of these series of securities may make a market in the securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any securities.

         Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                  LEGAL MATTERS

         Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the issuance of the securities offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements and schedule of Peregrine Systems, Inc. as of March 31, 2001, and 2000 and for each of the three years in the period ended March 31, 2001 incorporated by reference in this prospectus and registration statement have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of Remedy Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, appearing in Peregrine Systems, Inc.'s Current Report on Form 8-K filed September 10, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements, and other information may be inspected at the public reference facilities maintained by the SEC:

             Judiciary Plaza                     Citicorp Center
             450 Fifth Street, N.W.              500 West Madison Street
             Room 1024                           Suite 1400
             Washington, D.C.  20549             Chicago, Illinois  60661-2511

         Copies of these materials may be obtained by mail at prescribed rates from the public reference section of the SEC at the addresses indicated above or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are also available to the public over the Internet at the Commission's world wide web site at http://www.sec.gov.

         Reports, proxy statements, and other information concerning Peregrine may also be inspected at The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

         THIS PROXY STATEMENT/PROSPECTUS INCLUDES INFORMATION THAT HAS NOT BEEN DELIVERED OR PRESENTED TO YOU BUT IS "INCORPORATED BY REFERENCE." THIS MEANS THAT WE HAVE DISCLOSED IMPORTANT INFORMATION TO YOU BY REFERRING YOU TO ANOTHER DOCUMENT FILED SEPARATELY WITH THE SEC. THE INFORMATION INCORPORATED BY REFERENCE IS CONSIDERED TO BE A PART OF THIS PROSPECTUS, AND INFORMATION THAT WE FILE LATER WITH THE COMMISSION WILL AUTOMATICALLY UPDATE AND SUPERSEDE THIS INFORMATION.

         The following documents, which were filed by Peregrine with the SEC, are incorporated by reference into this prospectus:

         -        Annual Report on Form 10-K for the fiscal year ended March 31,
                  2001;

         - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

         - Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001;

         - Current Reports on Form 8-K, filed on September 10, 2001 and November 13, 2001; and

         - The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on March 7, 1997 under section 12(g) of the Exchange Act.

         All documents we may file under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the filing of the foregoing documents are incorporated by reference into and will be deemed a part of this prospectus.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ON INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ANY INFORMATION.

         We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of these filings. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Peregrine Systems, Inc.
                           3611 Valley Centre Drive
                           San Diego, CA 92130
                           Telephone:  (858) 481-5000
                           Attention:  Investor Relations

         We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

         We have filed a registration statement under the Securities Act of 1933 with respect to the securities we propose to issue under this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may obtain a copy of the registration statement at the sources and locations identified above.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The aggregate estimated (other than the registration fee) expenses to be paid by the registrant in connection with this offering are as follows:

        Securities and Exchange Commission registration fee........... $   62,500
        Trustee's fees and expenses...................................     15,000
        Accounting fees and expenses..................................     40,000
        Legal fees and expenses of the registrant.....................    150,000
        Printing and engraving........................................     50,000
        Blue sky fees and expenses....................................     15,000
        Transfer agent fees and expenses..............................     15,000
        Rating agencies' fees.........................................     65,000
        Miscellaneous.................................................     37,500
                                                                       ----------
        Total......................................................... $  575,000
                                                                       ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS OF PEREGRINE

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Article IX of Peregrine's amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

         Article VI of the Peregrine bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

         Peregrine has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Peregrine's amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Peregrine has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         ITEM 16.  EXHIBITS

         The following exhibits are filed herewith or incorporated by reference herein:



  EXHIBIT NUMBER                                                EXHIBIT TITLE
  --------------    ------------------------------------------------------------------------------------------------------
       1.1          Form of Underwriting Agreement*
       3.1          Amended and Restated  Certificate of Incorporation as filed with the Secretary of State of Delaware on
                    February 11, 1997, and amendments thereto (1)
       3.2          Bylaws(2)
       4.1          Specimen Common Stock Certificate (2)
       4.2          Form of Senior Indenture*
       4.3          Form of Subordinated Indenture*
       4.4          Form of Senior Debt Security (included in Exhibit 4.1)*
       4.5          Form of Subordinated Debt Security (included in Exhibit  4.2)*
       4.6          Form of Certificate of Designation**
       4.7          Form of Preferred Stock Certificate**
       4.8          Form of Deposit Agreement**
       4.9          Form of Deposit Receipt (included in Exhibit 4.7)**
       4.10         Form of Warrant Agreement**
       4.11         Form of Warrant Certificate**
       5.1          Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*
      12.1          Computation of Deficiency of Earnings Available to Cover Fixed Charges
      23.1          Consent of Arthur Andersen, LLP, Independent public accountants
      23.2          Consent of Ernst & Young,  Independent Auditors (relating to the consolidated financial statements for
                    Remedy Corporation)
      23.3          Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)*
      24.1          Power of Attorney of certain directors and officers of registrant (see page II-5 of this Form S-3)
      25.1          Form T-1 Statement of Eligibility  of Trustee for Senior  Indenture  under the Trust  Indenture Act of
                    1939***
      25.2          Form T-1 Statement of Eligibility of Trustee for Subordinated  Indenture under the Trust Indenture Act of 1939***

----------
* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

** To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

***      To be filed pursuant to Rule 305(b)(2) of the Trust Indenture Act.

(1) Incorporated by reference to the exhibit bearing the same number filed with Peregrine's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000.

(2) Incorporated by reference to the exhibit bearing the same number filed with Peregrine's registration statement on Form S-1 (Reg. No. 333-21483), which the Securities and Exchange commission declared effective on April 8, 1997.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under
Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 13, 2001.

                                       PEREGRINE SYSTEMS, INC.

                                       By: /s/ Matthew C. Gless
                                           ------------------------------------
                                           Matthew C. Gless, Executive Vice
                                                President and Chief Financial
                                                Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen P. Gardner and Matthew C. Gless and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                          TITLE                               DATE
---------------------------------------------     --------------------------------------------      -----------------

                                                  Chief Executive Officer (Principal Executive
/s/ Stephen P. Gardner                            Officer) and Chairman of the Board of             November 13, 2001
---------------------------------------------     Directors
Stephen P. Gardner
                                                  Executive Vice President and Chief Financial
/s/ Matthew C. Gless                              Officer (Principal Financial and Accounting       November 13, 2001
---------------------------------------------     Officer) and Director
Matthew C. Gless

/s/ Barry M. Ariko                                Vice President and Director                       November 13, 2001
--------------------------------------------
Barry M. Ariko

/s/ John J. Moores                                Director                                          November 13, 2001
--------------------------------------------
John J. Moores

/s/ Christopher A. Cole                           Director                                          November 13, 2001
--------------------------------------------
Christopher A. Cole

/s/ Charles E. Noell III                          Director                                          November 13, 2001
--------------------------------------------
Charles E. Noell III

                   SIGNATURE                                          TITLE                               DATE
---------------------------------------------     --------------------------------------------      -----------------


/s/ Thomas G. Watrous, Sr.                        Director                                          November 13, 2001
--------------------------------------------
Thomas G. Watrous, Sr.

/s/ William D. Savoy                              Director                                          November 13, 2001
--------------------------------------------
William D. Savoy

/s/ William B. Richardson                         Director                                          November 13, 2001
--------------------------------------------
William B. Richardson

/s/ Rodney F. Dammeyer                            Director                                          November 13, 2001
--------------------------------------------
Rodney F. Dammeyer

/s/ Lawrence L. Garlick                           Director                                          November 13, 2001
--------------------------------------------
Lawrence L. Garlick


                                  EXHIBIT INDEX



  EXHIBIT NUMBER                                                EXHIBIT TITLE
  --------------    ------------------------------------------------------------------------------------------------------
       1.1          Form of Underwriting Agreement*
       3.1          Amended and Restated  Certificate of Incorporation as filed with the Secretary of State of Delaware on
                    February 11, 1997, and amendments thereto (1)
       3.2          Bylaws(2)
       4.1          Specimen Common Stock Certificate (2)
       4.2          Form of Senior Indenture*
       4.3          Form of Subordinated Indenture*
       4.4          Form of Senior Debt Security (included in Exhibit 4.1)*
       4.5          Form of Subordinated Debt Security (included in Exhibit  4.2)*
       4.6          Form of Certificate of Designation**
       4.7          Form of Preferred Stock Certificate**
       4.8          Form of Deposit Agreement**
       4.9          Form of Deposit Receipt (included in Exhibit 4.7)**
       4.10         Form of Warrant Agreement**
       4.11         Form of Warrant Certificate**
       5.1          Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*
      12.1          Computation of Deficiency of Earnings Available to Cover Fixed Charges
      23.1          Consent of Arthur Andersen, LLP, Independent public accountants
      23.2          Consent of Ernst & Young,  Independent Auditors (relating to the consolidated financial statements for
                    Remedy Corporation)
      23.3          Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)*
      24.1          Power of Attorney of certain directors and officers of registrant (see page II-5 of this Form S-3)
      25.1          Form T-1 Statement of Eligibility  of Trustee for Senior  Indenture  under the Trust  Indenture Act of
                    1939***
      25.2          Form T-1 Statement of Eligibility of Trustee for Subordinated  Indenture under the Trust Indenture Act of 1939***

----------
* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

** To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

***      To be filed pursuant to Rule 305(b)(2) of the Trust Indenture Act.

(1) Incorporated by reference to the exhibit bearing the same number filed with Peregrine's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000.

(2) Incorporated by reference to the exhibit bearing the same number filed with Peregrine's registration statement on Form S-1 (Reg. No. 333-21483), which the Securities and Exchange commission declared effective on April 8, 1997.